Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2017, relating to the consolidated financial statements of Rosetta Stone Inc. and subsidiaries, and the effectiveness of the Rosetta Stone Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rosetta Stone Inc. and subsidiaries for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
McLean, Virginia
May 24, 2017